UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2008

Berkshire Bancorp Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	01-13649 (Commission File Number)	94-2563513 (IRS Employer Identification No.)

160 Broadway, New York, New York 10038
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 791-5362

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

See Item 2.06 for description of agreement with the Chairman of Berkshire Bancorp Inc. (the “Company”).

Item 2.06	Material Impairments

On September 7, 2008, the United States Department of the Treasury (“U.S. Treasury”) and the Federal Housing Finance Agency (“FHFA”) announced a plan to place the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) into conservatorship under the authority of the FHFA, a plan which would eliminate dividends on Fannie Mae and Freddie Mac common and preferred stock for the foreseeable future.

As previously disclosed by the Company, as of June 30, 2008 the Company’s wholly-owned subsidiary, The Berkshire Bank (the “Bank”), held auction rate securities, which included securities collateralized by Fannie Mae and Freddie Mac preferred securities with a combined adjusted fair market value at June 30, 2008 of approximately $83.3 million. In addition, at June 30, 2008, the Bank held preferred securities issued by Fannie Mae and Freddie Mac with a combined adjusted fair market value at June 30, 2008 of approximately $7.8 million. Based on the foregoing actions by the U.S. Treasury and the FHFA, the estimated fair market value of these securities has declined significantly from June 30, 2008. The Company estimates that the foregoing auction rate and preferred securities have a combined adjusted fair market book value of $7.9 million and $0.8 million, respectively, as of September 10, 2008. On September 16, 2008, the Company determined that it is likely that the decrease in fair market value of these securities from June 30, 2008 will result in an other-than-temporary impairment of capital and non-cash charge to earnings of approximately $86.2 million recognized in the quarter ending September 30, 2008 (assuming the Company is not able to record a tax benefit for the loss).

While this impairment would cause the Bank to no longer qualify as “adequately capitalized” under applicable regulatory standards, the Company’s Chairman and majority stockholder has agreed to provide equity capital sufficient to continue the Bank’s “well capitalized” position and has agreed to make immediately available to the Company $60 million in cash from which such capital (and any additional required capital) will be drawn upon the finalization of terms and obtaining any required regulatory approval. The terms of the commitment are the purchase by the Chairman or his designees of Preferred and/or Common Stock of the Company with such dividend, voting and conversion rights and redemption and other features as will be negotiated.

Consummation of the transaction will likely require stockholder approval in order to increase the number of authorized shares of Common Stock and under applicable NASDAQ rules to allow the issuance of Common Stock and/or the full conversion of Preferred Stock. Inasmuch as the Chairman holds a majority of the outstanding shares of Common Stock, such approval is assured and the closing of the financing may be effected prior to, and subject to, obtaining such approval.

The Company’s Board of Directors has accepted the Chairman’s proposal, has appointed a special committee to negotiate the financing on behalf of the Company and has authorized the Company to engage the investment banking firm of Sandler O’Neill & Partners, L.P. to advise the Company in connection with the financing.

The Company believes that these financial arrangements will, upon consummation, assure the Bank’s capital position as “well capitalized” for regulatory purposes.

The pro forma impact on the Bank’s capital ratios as of June 30, 2008 of the foregoing writedown and capital infusion, assuming (i) net proceeds of the financing in the amount of $60 million, and (ii) that all such proceeds are invested in the common equity of the Bank, is as follows:

	As Reported June 30, 2008	Pro Forma to Give Effect to Writedown	Pro Forma to Give Effect to Capital Infusion	Regulatory Threshold for “Well Capitalized”	Regulatory Threshold for “Adequately Capitalized”
Total Capital to Risk-Weighted Assets	14.47%	3.47%	11.40%	10.0%	8.0%
Tier 1 Capital to Risk-Weighted Assets	13.80%	2.72%	10.71%	6.0%	4.0%
Tier 1 Capital to Average Assets	10.13%	1.93%	7.78%	5.0%	4.0%

Forward-Looking Statements. Statements in this report on Form 8-K that are not based on historical fact may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “may”, “will”, “expect”, “estimate”, “anticipate”, “continue” or similar terms identify forward-looking statements. A wide variety of factors could cause the actual results and experiences of the Company to differ materially from the results expressed or implied by the Company’s forward-looking statements. Some of the risks and uncertainties that may affect operations, performance, results of the Company's business, the interest rate sensitivity of its assets and liabilities, the adequacy of its loan loss allowance and the Bank’s ability to assure its status as “well capitalized” include, but are not limited to, the factors referred to in this report, including uncertainty as to the Company’s ability to consummate the financing described herein, and the factors referred to in Item 1A, “Risk Factors”, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Company cautions readers not to place undue reliance upon any forward-looking statement contained in this report. Forward-looking statements speak only as of the date they were made and the Company assumes no obligation to update or revise any such statements upon any change in applicable circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKSHIRE BANCORP INC.

By:	/s/ Steven Rosenberg
Steven Rosenberg
President

Dated: September 17, 2008